Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS AGREEMENT dated as of May 23, 2008, by and between REGIONS BANK, an Alabama banking corporation, whose address is 111 N. Orange Avenue, Suite 1585, Orlando, Florida 32801 (the "Lender"), and AMCOMP INCORPORATED, a Delaware corporation, whose address is 701 U.S. Highway 1, Suite 200, North Palm Beach, Florida 33408 (the "Borrower").

RECITALS:

A.           The Borrower has requested the Lender to lend the sum of up to THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) subject to the compliance by Borrower of all the terms and conditions hereof; and

B.           Each Guarantor will derive a benefit from such loan and therefore has agreed to guarantee the debt of Borrower to Lender and enter into this Agreement; and

C.           The Lender is willing to make such loan on the terms and conditions and on the security as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, conditions, representations and warranties hereinafter set forth and for other good and valuable consideration, the parties hereto have mutually agreed as follows:

1.                      Defined Terms.  As used in this Loan and Security Agreement, the following terms shall have the following meanings:

Actuarial Report means the actuarial review and valuation statements of the Insurance Subsidiaries’ loss and loss adjustment expense reserve positions as of December 31 of any fiscal year (or such other date requested by the Lender), with respect to the insurance business in force, and covering such other subjects as are customary in actuarial reviews and reasonably requested by the Lender, prepared by Milliman USA or other independent actuarial firm reasonably acceptable to the Lender in accordance with reasonable actuarial assumptions and procedures, not inconsistent with the assumptions and procedures previously employed, and accompanied by a report prepared by such actuarial firm reviewing the adequacy of loss reserves of each Insurance Subsidiary (which firm shall be provided access to or copies of all reserves analyses and valuations relating to the insurance business of each such Insurance Subsidiary) together with its report, substantially in the form of the report currently provided by such firm to the Borrower.

Additive Basis means the financial information from each of the relevant companies is added together when determining the amount(s) to be used in the calculations required in this agreement.

Affiliate means any corporation or other entity that is controlled by, controls, or is under common control with, Borrower.

Agreement means this Loan and Security Agreement.

Alternative Rate means the rate per annum to be used for the interest rate on the Loan in the event the Base Rate is not available.  The Alternative Rate will be determined by adding or subtracting a spread from either the Federal Funds Rate or the Prime Rate (as reasonably selected by Lender) so that the Alternative Rate on the first day it becomes effective is reasonably equivalent to the Base Rate as of the last day the Base Rate was available.  Thereafter the Alternative Rate will be adjusted up or down based on changes to the Federal Funds Rate or Prime Rate (as initially selected) adjusted on the same date the Base Rate would have been adjusted and utilizing the same spread as utilized on the first day the Alternative Rate became effective.

AmComp Assurance means AmComp Assurance Corporation, a Florida corporation.

AmComp Preferred means AmComp Preferred Insurance Company, a Florida corporation.

Annual Statement means, with respect to any Insurance Subsidiary, such Insurance Subsidiary’s annual statement to the insurance regulatory authorities of its domiciliary state, as the same may be amended from time to time.

Base Rate means the interest rate applied to the unpaid principal balance of the Note.

Borrower means AMCOMP INCORPORATED, a Delaware corporation.

Closing Date means the date hereof.

Code means the Uniform Commercial Code, as in effect in Florida from time to time.

Collateral means collectively: (a) all of the stock of AmComp Preferred; (b) all Surplus Notes now or hereafter owned by Borrower or its Subsidiaries.

Contingent Obligations means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such Person (whether arising by virtue of agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

Contractual Obligation means any provision of any security issued by a Person or of any agreement, instrument, or undertaking to which such Person is a party or by which it or any of its property is bound.

Debt means any indebtedness or liability for borrowed money and any other indebtedness or liability or similar obligations which must be characterized as a Debt (whether long term or short term) for the purpose of an audited financial statement prepared pursuant to the standards of the American Institute of Certified Public Accountants.

Debt Service Coverage Ratio means, as of the last day of any fiscal year of the Borrower, the ratio of (a) (i) Service Fees from Insurance Subsidiaries for such fiscal year, plus (ii) interest received by the Borrower on the Surplus Notes, plus (iii) Dividends Available Without Regulatory Approval during such fiscal year, plus (iv) Dividends Available With Regulatory Approval during such fiscal year, plus (v) depreciation expense, plus (vi) Tax Sharing Revenue, minus (vii) Expenses of the Borrower and the Non-Insurance Subsidiaries for such fiscal year, minus (viii) dividends paid, to (b) (i) scheduled interest payments on Debt for such fiscal year, plus (ii) scheduled principal payments on Debt for such fiscal year.

Default Rate means that default rate more specifically described in the Note.

Dividends Available With Regulatory Approval means dividends payable with respect to ownership of the capital stock of an Insurance Subsidiary that an Insurance Subsidiary may pay stockholders only with the prior approval of the FOIR.

Dividends Available Without Regulatory Approval means dividends payable with respect to ownership of the capital stock of an Insurance Subsidiary that such Insurance Subsidiary is able to pay stockholders without the prior approval of the FOIR.

EIG means Employers Holdings, Inc., a Nevada corporation, or any subsidiary of Employers Holdings, Inc.

Employers Merger means the merger of Sapphire Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Employers Holdings, Inc., a Nevada corporation, with and into the Borrower with the Borrower continuing as the continuing company under the merger, pursuant to the Merger Agreement made and entered into as of January 10, 2008, as amended by the amendment thereto dated April 28, 2008, and as the same may be further amended, restated or otherwise modified.

Expenses of the Borrower and the Non-Insurance Subsidiaries means operating expenses of the Borrower and each and every Subsidiary with the exception of the Insurance Subsidiaries.

ERISA means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder.

Event of Default means any one of the events enumerated in Article 9 (“Events of Default”).

Federal Funds Rate means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transaction with members of the Federal Reserve System arranged by Federal funds brokers as published by the Federal Reserve Bank of New York on the Interest Rate Determination Date.

FOIR shall mean the Florida Office of Insurance Regulation.

GAAP means generally accepted accounting principles in the United States of America as defined by the Financial Accounting Standards Board or its successor, as in effect from time to time consistently applied.

Governmental Authority means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions pertaining to government.

Guarantor means PINNACLE ADMINISTRATIVE COMPANY, a Florida corporation, PINNACLE BENEFITS, INC., a Florida corporation, and AMSERV, INC., a Florida corporation, jointly and severally.

Insurance Operating Expenses means those expenses as evidenced on each Insurance Subsidiary’s SAP Statement.

Insurance Subsidiary means AmComp Preferred, AmComp Assurance and all Wholly Owned Subsidiaries of the Borrower licensed to engage in the business of property and casualty insurance.

Interest Expense shall mean interest payable on Debt during the period in question.

IRIS Tests means the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System or, in lieu thereof, any successor thereto, replacement thereof, substitute therefor or other substantially similar guidelines intended to measure the financial performance of companies in the property and casualty insurance industry, as the same shall be in effect from time to time.

Lender means REGIONS BANK, an Alabama banking corporation.

Lien means any interest in property (real, personal, or mixed, and tangible or intangible) securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including a security interest, security title or Lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include covenants, conditions, restrictions, leases, and other encumbrances affecting any property. For the purpose of this Agreement, Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loan means the credit facility in the principal amount of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) advanced by Lender to Borrower from time to time evidenced by the Note described in Section 2.1 (and any substitutions therefor, extensions thereof, or renewal thereof).

Loan Account means the loan account established on the books of Lender pursuant to Section 2.3 (“Loan Account”).

Loan Documents means this Agreement, the Note, and each and every security agreement, financing statement or other instrument executed and delivered to evidence the Loan, and any and all other agreements, instruments, and documents heretofore, now or hereafter, executed by Borrower and delivered to Lender in respect to the transactions contemplated by this Agreement.

Material Adverse Effect means with respect to a Person, a material adverse effect on its business, assets, properties, prospects, results of operation, or condition (financial or other). The Employers Merger shall not be considered a Material Adverse Effect.

NAIC means the National Association of Insurance Commissioners and any successor thereof.

Net Losses means, as of the last day of any fiscal year, with respect to any Insurance Subsidiary, loss and loss adjustment expense net of any salvage, subrogation, or deductibles after deducting reinsured losses as evidenced on the Annual Statement by each Insurance Subsidiary in accordance with SAP.

Net Written Premiums means, as of the last day of any fiscal year, with respect to any Insurance Subsidiary, the sum of the total amount of premiums written after deducting or adding premiums on business ceded to or assumed from others as evidenced on the Annual Statement by each Insurance Subsidiary in accordance with SAP.

Non-Excluded Taxes means such term as is defined in Section 2.12.

Non-Insurance Subsidiary means any Subsidiary of the Borrower which is not an Insurance Subsidiary.

Note means the promissory note executed and delivered by Borrower to Lender evidencing the Loan, as further described hereinafter, and any other promissory note, credit agreement or letter of credit agreement now or hereafter executed by Borrower in favor of Lender with respect to the Loan, including without limitation those promissory notes, credit agreements and letter of credit agreements described on any schedule or exhibit attached to this Agreement from time to time, and any renewals of, extensions of, modifications of, refinancings to, consolidations of, and substitutions for any of the foregoing.

Obligations means all Loans and all other advances, debts, liabilities, obligations, covenants, and duties owing, arising, due or payable from Borrower to Lender of any kind or nature, present or future whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or any of the other Loan Documents, including any swap, option or forward obligations. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to Borrower under any of the Loan Documents.   Unless the Borrower and any other party to this Agreement shall have otherwise agreed in writing or received written notice thereof, this Agreement shall not secure any obligation owing to Lender which constitutes “consumer credit” subject to the disclosure requirements of the Federal Truth in Lending Act and any regulations promulgated thereunder.

Permitted Liens means

(i)	Liens in favor of the Lender;

(ii)
Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii)
statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv)
Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Borrower and its Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v)
Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(vi)
easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the sue of the encumbered Property for its intended purposes;

(vii)
Liens on Property securing purchase money Indebtedness to the extent permitted under this Agreement, provided that (i) the Indebtedness secured by such Liens does not exceed the purchase price of the assets financed, and (ii) any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;

(viii)
Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, the Borrower or any Insurance Subsidiary in the ordinary course of business;

(ix)	deposits with insurance regulatory authorities;

(x)	Liens on assets at the time such assets are acquired by the Borrower or any Subsidiary; provided that such Liens are not created in contemplation of such acquisition;

(xi)	normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(xii)	Liens existing as of the Closing Date, provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date;

(xiii)	Liens arising from the rendering of a final judgment against the Borrower or any Subsidiary; provided that such Liens do not give rise to an Event of Default hereunder;

(xiv)	Liens arising in the ordinary course of business not to exceed $100,000.00 in the aggregate without the prior written consent of Lender; and

(xv)	Liens in connection with the Restated Loan Agreement.

Person means an individual, partnership, corporation, joint stock company, firm, land trust, business trust, unincorporated organization, limited liability company, or other business entity, or a government or agency or political subdivision thereof.

Plan means an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

Prime Rate means the rate of interest per annum publicly announced from time to time by Lender as its prime rate in effect at its principal office in Birmingham, Alabama, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by Lender in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by Lender to any debtor.

Prohibited Transaction means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.   The Employers Merger shall not be considered a Prohibited Transaction.

Property means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Quarterly Statement means, with respect to any Insurance Subsidiary, such Insurance Subsidiary’s quarterly statement to the insurance regulatory authorities of its domiciliary state, as the same may be amended from time to time.

Reportable Event means any of the events set forth in Section 4043(b) of ERISA.

Requirement of Law means as to any Person, the articles of incorporation and bylaws or other organizational or governing documents of the Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding on the Person or any of its property or to which the Person or any of its property is subject.

Restated Loan Agreement means the Restated Loan and Security Agreement dated as of May 23, 2008 by and between the Lender and the Borrower, as the same may be amended, restated or otherwise modified from time to time.

SAP means, with respect to any Insurance Subsidiary, the accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of domicile of such insurance company for the preparation of Annual Statements, Quarterly Statements and other financial reports by insurance corporation of the same type as such Insurance Subsidiary, as applied on a consistent basis.

SAP Statement means an Annual Statement or a Quarterly Statement.

Service Fees from Insurance Subsidiaries means the service fees received by the Non-Insurance Subsidiaries paid by the Insurance Subsidiaries each month, which fees are based on the amount of earned premium.

Solvent means as to any Person, means such Person (i) owns property, real, personal, and mixed, whose aggregate fair saleable value is greater than the amount required to pay all of such Person's Debt and Contingent Obligations, and (ii) is able to pay all of its Debt as such Debt matures, and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Subsidiary or Subsidiaries means any corporate entity or partnership, or other business entity, the controlling interest of which is owned directly or indirectly by Borrower.

Surplus Notes shall mean those certain promissory notes issued by AmComp Preferred or AmComp Assurance to the Borrower.

Tax Sharing Revenue means as of the last day of any fiscal year, the net tax benefit/(expense) recognized by the Borrower without giving effect to any Insurance Subsidiary income or loss.

Wholly Owned Subsidiary of any Person means any Subsidiary 100% of whose voting stock or other equity interests is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

Certain Other Words.   All accounting terms used herein have the respective meanings attributed to them under, and shall be construed in accordance with, GAAP, unless indicated to be SAP. The terms “herein,” “hereof,” and “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronouns used shall be deemed to cover all genders.  As used in this Agreement, (a) the word “including” is always without limitation; (b) words in the singular number include words of the plural number and vice versa; (c) the word “costs” includes all internal out-of-pocket expenses, fees, costs, and expenses of experts and collection agents, supersedeas bonds, and all attorneys' fees, costs, and expenses, whether incurred before, during, or after demand or litigation, and whether pursuant to trial, appellate, arbitration, bankruptcy, or judgement-execution proceedings; and (d) the word “property” includes both tangible and intangible property, unless the context otherwise requires. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All other terms contained in this Agreement shall, unless otherwise defined herein or unless the context otherwise indicates, have the meanings provided for by the Uniform Commercial Code of the State of Florida.

Directly and Indirectly.  When any provision of this Agreement or any Loan Document requires or prohibits action to be taken by a Person, the provision applies regardless of whether the action is taken directly or indirectly by the Person.

2.           The Loan.

2.1           Loan.

(a)           In the event Borrower is in compliance with the terms, provisions and conditions of this Agreement, the Lender hereby covenants and agrees to make available to the Borrower to be disbursed from the date of this Agreement through May 23, 2010 the sum of up to THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) to be disbursed in accordance with the terms, provisions and conditions of this Agreement, provided, however, this is a term loan and once principal has been repaid it may not be reborrowed.  Borrower shall execute and deliver to Lender the Note in the face amount of the Loan, payable to the order of Lender.  The Note shall evidence the Borrower's obligation to repay the Loan and is not incorporated by reference.

(b)           In no event shall any advances be made under the Note after May 23, 2010.

(c)           All requests for advances shall be evidenced by written request of Borrower indicating the amount and purpose of such advance and shall be delivered to Lender one (1) business day prior to the date of the requested advance.

2.2           Terms Governing All Loans.

(a)           All payments of interest and principal under the Note shall be made without setoff or counterclaim, and in such coin or currency of the United States of America that at the time of payment is legal tender for the payment of public and private debt.

(b)           Any payments not made as and when due with respect to the Loan (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Rate from the date due until paid, payable on demand.

2.3           Loan Account.  Amounts due under the Note and otherwise under this Agreement and under the Loan Documents shall be reflected in the Loan Account. Lender shall enter disbursements hereunder or under the Note as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower and all proceeds of Collateral which are finally paid to Lender, and may record therein, in accordance with customary accounting practice, all charges and expenses properly chargeable to Borrower hereunder.

2.4           Use of Proceeds.  Borrower shall use the proceeds of the Loan for the following purposes and no other: (a) to provide funds for the loan of money to AmComp Preferred and AmComp Assurance in return for Surplus Notes; (b) to make capital contributions to AmComp Preferred and AmComp Assurance for the purpose of providing funds for the acquisition and capitalization of an additional underwriting insurance company; (c) to provide funds for Borrower to acquire and capitalize an additional underwriting insurance company; and (d) to provide funds approved by Lender in its sole discretion to EIG for the purpose of acquiring an additional underwriting insurance entity or entities.

2.5           Term.  This Agreement shall remain in force and effect until the Loan, and any renewals or extensions, and all interest thereon and costs provided for herein with regard to either of them have been indefeasibly paid or satisfied in full and until Lender has no further obligation to advance funds to Borrower hereunder.  Borrower may terminate without prepayment penalties at any time the Loan facilities and prepay the Obligations at any time before the scheduled maturity date by paying the Loan.  The indemnities provided for in this Agreement shall survive the payment in full of the Loan and the other Obligations and  the termination of this Agreement.

2.6           Payments.  All sums paid to Lender by Borrower hereunder shall be paid directly to Lender in immediately available funds. Lender shall send Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on Borrower absent manifest error or negligence of Lender unless Borrower notifies Lender to the contrary within thirty (30) days of its receipt of any statement which it deems to be incorrect.  Lender may, in its sole discretion (a) charge against any deposit account of Borrower all or any part of any amount due hereunder and (b) advance to Borrower, and charge to the Loan, a sum sufficient each month to pay all interest accrued on the Loan and fees due under this Agreement during or for the immediately preceding month. Borrower shall be deemed to have requested an advance under the Loan upon the occurrence of an overdraft in any of Borrower’s checking accounts maintained with Lender.  Notwithstanding the foregoing, if the Borrower provides reasonable evidence that any sums set off by Lender were funds being held by Borrower for or on behalf of its Insurance Subsidiaries, Lender will disgorge those funds and reverse the set off to the extent of those funds.

2.7           Non-Usage Fee.  The Borrower agrees to pay a fee on any difference between the amount of the Loan and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the calendar year.  The fee will be calculated at 0.25% per year and shall be due January 30, 2009 and on the same day of each following year until the earlier of the termination of the Loan or Termination of Advance Date (as defined in the Note) in which case such fee shall be due at the earlier of the Termination of Advance Date or termination of the Loan.

2.8           Limitation on Interest Charges.  Lender and Borrower intend to comply strictly with applicable law regulating the maximum allowable rate or amount of interest that Lender may charge and collect on the Loan to Borrower pursuant to this Agreement. Accordingly, and notwithstanding anything in any Note or in this Agreement to the contrary, the maximum, aggregate amount of interest and other charges constituting interest under applicable law that are payable, chargeable, or receivable under any Note and this Agreement shall not exceed the maximum amount of interest now allowed by applicable law or any greater amount of interest allowed because of a future amendment to existing law. Borrower is not liable for any interest in excess of the maximum lawful amount, and any excess interest charged or collected by Lender will constitute an inadvertent mistake and, if charged but not paid, will be cancelled automatically, or, if paid, will be either refunded to Borrower or credited against the outstanding principal balance of the applicable Note, at the election of Lender.

2.9           Capital Adequacy.  If the Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital or assets as a consequence of its commitments or obligations hereunder to a level below that which the Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Lender’s policies with respect to capital adequacy), then, ninety (90) days after presentation by Lender to Borrower of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based, the Borrower shall be obligated to pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.  Each determination by the Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

2.10           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law of in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for the Lender to charge interest on the Loan based on the Base Rate as contemplated by this Agreement, (a) the Lender shall promptly give written notice of such circumstances to the Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the obligation of the Lender hereunder to charge interest on the Loan at the Base Rate shall be forthwith be canceled and, until such time as it shall no longer be unlawful for the Lender to charge interest at the Base Rate, the Lender shall then have an obligation only to charge interest on the Loan at the Alternative Rate and (c) the outstanding principal amount of the Loan shall automatically bear interest at the Alternative Rate.

2.11           Requirements of Law.  If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to the Lender, or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date:

(a)  shall subject the Lender to any tax of any kind whatsoever with respect to the Loan made by it or its obligation to make the Loan, or change the basis of taxation of payments to the Lenders in respect thereof (except for (i) Non-Excluded Taxes covered by Section 2.12 and (ii) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of the Lender or its applicable lending office, branch, or any affiliate thereof);

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of Base Rate hereunder; or

(c) shall impose on the Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, continuing or maintaining Loan or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from the Lender, in accordance herewith, the Borrower shall be obligated to promptly pay the Lender, upon its demand, any additional amounts necessary to compensate the Lenders for such increased cost or reduced amount receivable.  If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by the Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by the Lender, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

2.12           Taxes.  (a) Except as provided below in this subsection, all payments made by the Borrower under this Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding taxes measured by or imposed upon the overall net income of the Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of the Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which the Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and the Lender, applicable lending office, branch or affiliate other than a connection arising solely from the Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Agreement or the Note.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Lender hereunder or under the Note, (A) the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Note, and (B) as promptly as possible thereafter the Borrower shall send to the Lender for its own account, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.  The agreements in this subsection shall survive the termination of this Agreement and the payment of the advances and all other amounts payable hereunder.

(b) In connection with this transaction there may or may not be due certain documentary stamp taxes and/or intangible taxes imposed by the State of Florida (the “Florida Taxes”).  In addition to (and not in limitation of) the indemnification with respect to tax liabilities set forth above, the Borrower agrees to indemnify the Lender, its directors, officer, agents and employees from and against any and all liability, damage, loss, cost, expense or reasonable attorney fees which may accrue to or be sustained by the Lender or its directors, officers, agents or employees on account of or arising from any claim or action raised by, filed or brought by or in the name of any Florida governmental or administrative department with respect to nonpayment of the Florida Taxes against the Lender, or any of its directors, officers, agents or employees.

2.13           Termination and No Prepayment Fee.  The Loan may be prepaid in full or in part at any time without a prepayment fee or penalty.

3.           Conditions of Lending.  In addition to any other requirements set forth in this Agreement, Lender shall not be obligated to make any advance under the Loan unless at the time thereof the following conditions shall have been met:

3.1           Company Proceedings.  All proper company proceedings shall have been taken by Borrower to authorize this Agreement and the transactions contemplated hereby.

3.2           Documentation.  All instruments and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lender, and Lender shall have received on the date of this Agreement copies of all documents including records of company proceedings, which it may have requested in connection therewith, including certified copies of resolutions adopted by the board of directors of Borrower and Guarantor, certificates of good standing issued within a recent date prior to Closing Date, and copies of the Articles of Incorporation and Bylaws certified by the respective corporate secretaries, and all amendments thereto, of Borrower and each Guarantor.

3.3           Loan Documents.  Lender shall have received executed copies of all instruments evidencing security for the Loan and copies of the insurance policies and related certificates of insurance as required by this Agreement.

3.4           Default.  No event shall have occurred and be continuing which constitutes an Event of Default or which would constitute an Event of Default with the giving of notice or the lapse of time or both.

3.5           Perfection of Liens.  UCC-l financing statements and collateral assignments covering the Collateral executed by Borrower shall have been duly recorded or filed in the manner and places required by law to establish, preserve, protect, and perfect the interests and rights created or intended to be created by this Agreement and any other security agreement and Lender has received possession of the stock and Surplus Notes pledged as Collateral.

3.6           Reports.  Lender shall have received all reports and information from Borrower called for under the Agreement as and when due.

3.7           Incumbency Certificate.  Lender shall have received an incumbency certificate, dated as of the date of this Agreement, executed by an officer of Borrower, which shall identify by name and title and bear the signature of the officer of the Borrower authorized to sign this Agreement and the Note on behalf of Borrower. Lender shall be entitled to rely upon such incumbency certificate in completing the transactions contemplated herein or in any Loan Document.

3.8           Lien Search.  Lender shall have received a report from the Florida Department of State and any other jurisdiction in which any of the Collateral is located or in which Borrower is located indicating that there are no Liens against that portion of the Collateral constituting personal property, except the Liens permitted by Section 5.9 (“Liens and Security Interests”).

3.9           No Adverse Change.  There shall have been no material adverse change in the condition, financial or other, of Borrower, from such condition as it existed on the date of the most recent financial statements of Borrower delivered before the date of this Agreement.

3.10           Fees and Expenses.  Lender shall have received all amounts required to be paid by Borrower pursuant to the commitment letter delivered by Lender to Borrower in connection with the Loan.

3.11           Additional Documents.  Lender shall have received such legal opinions, certificates, proceedings, instruments, and other documents as Lender or its counsel may reasonably request to evidence:

(i)	the valid and binding authorization execution and delivery of the Loan Documents;

(ii)	valid corporate existence of Borrower and compliance by Borrower with legal requirements;

(iii)	the valid authority of the Borrower to enter into this Agreement.

4.           Guaranty and Grant of Security Interest.

4.1           Grant of Security Interest.

As security for the payment of the Obligations, including any extensions or renewals or changes relating thereto, and all costs and expenses of collection thereof, including, without limitation, attorneys fees, Borrower hereby assigns to Lender and grants to Lender a security interest in and Lien upon the following:

(a)           All of the Collateral;

(b)           All of proceeds, products, and profits as the case may be, of the Collateral;

(c)           All accessions to, substitutions for and all replacements, products, profits, income, and cash and non-cash proceeds of the items above.

Borrower agrees to execute and deliver, or cause the execution and delivery of, such security agreements, assignments, guaranties, consents, and financing statements as may be required by Lender to evidence such security, all in form satisfactory to Lender, all in form satisfactory to Lender in furtherance of the intent of this Agreement.

4.2           Guaranty.

The Borrower shall cause to be duly executed and delivered to the Lender the guaranty of each Guarantor in form and substance reasonably acceptable to Lender, whereby each Guarantor guarantees the Borrower's obligations under the Note, this Agreement and the Loan Documents as hereinafter defined.

5.           Representations, Warranties, and General Covenants.

Borrower represents, warrants, and covenants to and with Lender which representations, warranties, and covenants shall survive until the Obligations are indefeasibly satisfied in full, that:

5.1           Organization and Qualification of Borrower and Guarantor.  Borrower is a Delaware corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; has the power to own its properties and to carry on its business as now being conducted; and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes its qualification necessary, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

Each Guarantor is a Florida corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; has the power to own its properties and to carry on its business as now being conducted; and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes its qualification necessary, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

5.2           Corporate Power and Authorization; Compliance with Law.  Borrower has full power and authority to enter into this Agreement, to borrow hereunder, to execute and deliver the Note and the other Loan Documents, and to incur the obligations provided for herein, all of which have been authorized by all proper and necessary corporate action. Borrower is in material compliance with all Requirements of Law applicable to it and possesses all governmental franchises, licenses, and permits that are necessary to own or lease its assets and to carry on its business as now conducted.

5.3           Enforceability: No legal Bar.  This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered to Lender on behalf of Borrower. This Agreement and each of the other Loan Documents constitute, and each Note when executed and delivered for value received will constitute, a valid and legally binding obligation of Borrower enforceable in accordance with their respective terms. The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party, Borrower’s borrowings pursuant to this Agreement, and use of the loan proceeds, will not violate any Requirement of Law applicable to Borrower or constitute a breach or violation of, a default under, or require any consent under, any of its Contractual Obligations except for any violation of any Requirement of Law or breach, violation or default of any Contractual Obligations that would not reasonably be expected to result in a Material Adverse Effect, and will not result in a breach or violation of, or require the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

5.4           Pending Actions.  No action or investigation is pending or, so far as Borrower's officers and directors know, threatened before or by any court or administrative agency against Borrower or against any of its businesses, properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated by them, or (b) that would reasonably be anticipated to result in any Material Adverse Effect on Borrower.

5.5           Financial Statements.  All financial statements and reports furnished by Borrower to Lender are complete and correct in all material respects and fairly present the financial condition of Borrower and the results of its operations and transactions as of the dates and for the periods referred to and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved or if specified herein by SAP. There are no liabilities, direct or indirect, fixed or contingent, of Borrower as of the date of such financial statements which are not reflected therein or in the notes thereto. Neither said financial statements nor any other financial statements, reports, and information furnished by Borrower to Lender contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has failed to disclose to Lender in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the Collateral, business, prospects, profits, or condition (financial or otherwise) of Borrower or the ability of Borrower to perform this Agreement.

5.6           No Change.  Since the date of the last financial statements submitted to Lender, there has not been: (i) any material adverse change in the assets, liabilities, business, or condition (financial or other) of Borrower; (ii) any loss, damage, or destruction, whether or not covered by insurance, that materially adversely affected the assets or property of Borrower; (iii) any change in any of Borrower's accounting methods, practices, or principles or depreciation and amortization rates or policies, except as required by law or to conform with GAAP; or (iv) except in the usual and ordinary course of business, any of the following: (A) any breach or termination by Borrower of any Contractual Obligation that would reasonably be anticipated to result in a Material Adverse Effect; (B) except in the ordinary course of the Borrower’s business, any disposition by Borrower of, or the imposition of a Lien on, any asset of Borrower, except for Permitted Liens; (C) except in the ordinary course of Borrower’s business, any cancellation of a debt owed to, or a claim held by, Borrower; or (v) since the closing of the Loan, any Event of Default. No Contractual Obligation of Borrower and no Requirement of Law materially adversely affects, or to the extent that Borrower can reasonably anticipate might have a Material Adverse Effect on Borrower.

5.7           Title to Properties.  Borrower has good title to all of its material assets. Borrower enjoys peaceable and undisturbed possession under all real property leases under which it is operating and none of such leases contain any provisions which may reasonably be anticipated to materially and adversely affect or impair the operations of Borrower, and all of such leases are valid and subsisting and are in full force and effect.

5.8           Taxes.  Borrower has filed all federal, state, and local tax returns which are required to be filed and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by Borrower, except for, in respect of all of the foregoing, those that are being contested in good faith by appropriate proceedings. Borrower has paid all withholding, FICA and other payments required by federal, state or local governments with respect to any wages paid to employees.

5.9           Collateral.  The security interests granted to Lender herein (a) constitute and, as to subsequently acquired property included in the Collateral will constitute, a security interest under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior, and prior to the rights of all third persons, now existing or hereafter arising, subject only to Permitted Liens. All of the Collateral is intended for use solely in Borrower's or its subsidiaries’ business. Borrower shall defend the Collateral against all claims and demands of all other parties who at any time claim any interest in the Collateral.

5.10           Labor Law Matters.  The Borrower is not in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour, or other similar laws or regulations, except in each case for any violation that would not reasonably be expected to result in a Material Adverse Effect. No collective bargaining agreement concerning any of Borrower’s employees exists or is being negotiated.

5.11           Judgment Liens.  Neither Borrower nor any of its assets is subject to any unpaid judgments (whether or not stayed) or judgment liens in any jurisdiction that would reasonably be anticipated to have a Material Adverse Effect.

5.12           Place of Business.  Borrower's chief executive offices are located at 701 U.S. Highway 1, North Palm Beach, Florida 33408.

5.13           Full Disclosure.  All information furnished by Borrower to Lender concerning Borrower, its financial condition, the Collateral, or otherwise for the purpose of obtaining credit or an extension of credit, is, or will be at the time the same is furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give Lender a true and accurate knowledge of the subject matter. The books of account, minute books, and stock record books of Borrower are complete and correct in all material respects and have been maintained in accordance with good business practices, and there have been no transactions adversely affecting the business of Borrower that should have been set forth therein and have not been so set forth.  The Lender has been advised of the Employers Merger.

5.14           Existing Debt.  Borrower is not in default with respect to any of its existing Debt or with respect to any Contractual Obligation to which Borrower is a party which default would reasonably be anticipated to have a Material Adverse Effect. Borrower is not subject to any federal, state or local tax Liens, nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower has paid all sales and excise taxes payable by it.

5.15           Insolvency.  Borrower is now Solvent.

5.16           Representations True.  No representation or warranty by Borrower contained herein or in any certificate or other document furnished by Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

5.17           Compliance with Loan Documents.  Borrower acknowledges and agrees that its timely and complete compliance with all of the terms and conditions contained in the documents evidencing and securing the loan obligation is material consideration for the loan.  Lender shall at all times act reasonably and in good faith.

5.18           Financial Statement.  Borrower acknowledges and agrees that Lender's ability to monitor and evaluate the status of the loan is dependent upon Borrower’s timely providing financial information required herein.

5.19.           Patriot Act.  Neither Borrower, any affiliate of the Borrower, nor any person owning an interest in either of the foregoing is a "Specially Designated National" or a "Blocked Person" as those terms are defined in the Office of Foreign Asset Control Regulations (31 CFR Section 500 et seq.) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of Office of Foreign Asset Control, Department of the Treasury or pursuant to any other applicable Executive Orders (such lists are collectively referred to as the "OFAC Lists").

5.20.           Governmental Regulations, Etc.

(a) No part of the proceeds of the Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U.  If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of Form FR U-1 referred to in said Regulation U.  No indebtedness being reduced or retired out of the proceeds of the Loan was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T.  “Margin stock” within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries.  None of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loan) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulation issued pursuant thereto, or Regulation T, U or X.

(b) Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended.  In addition, neither the Borrower nor any of its Subsidiaries is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(c) The Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings, or submissions required to be filed with any Governmental Authority with respect to which the failure to so file will individually or in the aggregate would reasonably be anticipated to have a Material Adverse Effect, or except as otherwise agreed to by the applicable Governmental Authority.  All such filings complied with applicable law in all material respects when filed, and no material deficiencies have been asserted by any Governmental Authority with respect to such filings or submissions.

(d) No director, executive officer or principal shareholder of the Borrower or any of its Subsidiaries is a director, executive officer or, to the actual knowledge of the Borrower, a principal shareholder of the Lender.  For the purposes hereof the terms “director”, “executive officer” and “principal shareholder” (when used with reference to the Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

5.21.           Insurance Subsidiaries.  The following entities are Insurance Subsidiaries:  AmComp Preferred and AmComp Assurance.

5.22.           Non-Insurance Subsidiaries.  The following entities are Non-Insurance Subsidiaries: Pinnacle Administrative Company, Pinnacle Benefits, Inc. and AmServ, Inc.

5.23.           Subsidiaries.  Other than the Insurance Subsidiaries and Non-Insurance Subsidiaries, the Borrower has no Subsidiaries.

5.24           ERISA. The Borrower maintains no Plan other than the 401(k) of Borrower currently in effect.

6.           Affirmative Covenants.  Borrower agrees and covenants that until the Obligations have been indefeasibly paid in full and until Lender has no further obligation to make advances under the Loan, Borrower shall:

6.1           Insurance.  Maintain insurance, including but not limited to casualty and business interruption, with insurance companies reasonably satisfactory to Lender on such of its properties, in such amounts and against such risks as is customarily maintained in similar businesses operating in the same vicinity, in amounts not less than in effect as of the date of this Agreement as long as such levels continue to be acceptable to Lender in its reasonable discretion, and shall file with Lender upon request, from time to time, a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, dates of expiration thereof, and the properties and risks covered thereby, and, within sixty (60) days after notice in writing from Lender, shall obtain such additional insurance as Lender may reasonably request.

6.2           Company Existence: Qualification.  Maintain its corporate existence and, in each jurisdiction in which the character of the property owned by it or in which the transaction of its business makes its qualification necessary, maintain good standing.

6.3           Taxes.  During its fiscal year, accrue all current tax liabilities of all kinds, all required withholding of income taxes of employees, all required unemployment contributions, all required payments to employee benefit plans, and pay the same when they become due, except in each case, those that are being contested in good faith by appropriate proceedings or where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.4           Compliance with Laws.  Comply with all Requirements of Law, including Environmental Regulations, and pay all taxes, assessments, charges, claims for labor, supplies, rent, and other obligations which, if unpaid, might give rise to a Lien against property of Borrower, except claims being contested in good faith by appropriate proceedings (provided Borrower promptly notifies Lender in writing of such contest), and against which reasonable reserves have been set up or except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect. Specifically, Borrower shall pay when due all taxes and assessments upon the Collateral, this Agreement, the Note, or any Loan Document, including, without limitation, any stamp taxes or intangibles taxes imposed by virtue of the transactions outlined herein.

6.5           Financial Statements/Tax Returns.  The Borrower will keep its books of accounts in accordance with generally accepted accounting practices and will furnish to the Lender:

6.5(1)     Annual Financial Statements.

(i)           As soon as available, and in any event within one hundred fifty (150) days after the close of each fiscal year of Borrower and its Subsidiaries, a consolidated and consolidating balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with related consolidated statements of operations, retained earnings, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Lender and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Borrower and its Subsidiaries as a going concern;

(ii)           As soon as available, and in any event within one hundred fifty (150) days after the close of each fiscal year of an Insurance Subsidiary, the most recent SAP Statement of such Insurance Subsidiary, as audited in accordance with applicable law and accompanied by a certificate of knowledgeable officer of such Insurance Subsidiary to the effect that such SAP Statement fairly presents in all material respects the financial condition of such Insurance Subsidiary and has been prepared in accordance with SAP;

6.5(2)     Quarterly Financial Statements.

(i)           As soon as available, and in any event within sixty (60) days after the close of each fiscal quarter of Borrower and its Subsidiaries a consolidated and consolidating balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated statements of operations, retained earnings, changes in stockholders’ equity and cash flows for such fiscal quarter, setting forth in comparative form consolidated figures for the preceding fiscal quarter, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Lender and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments;

(ii)           As soon as available, and in any event within sixty (60) days after the close of each fiscal quarter (other than the fourth fiscal quarter, in which case one hundred twenty (120) days after the end thereof) of an Insurance Subsidiary the most recent SAP Statement of such Insurance Subsidiary, in each case accompanied by a certificate of a knowledgeable officer of such Insurance Subsidiary to the effect that such SAP Statement fairly presents in all material respects the financial condition of such Insurance Subsidiary and has been prepared in accordance with SAP;

The Borrower also, with reasonable promptness, will furnish to the Lender such other data as the Lender may reasonably request.

6.6           Officer’s Certificate.  At the time of delivery of the financial statements called for by Section 6.5(1)(i), Borrower shall deliver to Lender a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit “A” attached hereto demonstrating compliance with the financial covenants contained in this Agreement by calculation thereof as of the end of each such fiscal year.

6.7           Visits and Inspections.  Borrower shall keep true books, records, and accounts that completely, accurately, and fairly reflect all dealings and transactions relating to its assets, business, and activities and shall record all transactions in such manner as is necessary to permit preparation of its financial statements in accordance with GAAP.

6.8           Payments on Note.  Duly and punctually pay the principal and interest on the Note, in accordance with the terms of this Agreement and of the Note, and pay or otherwise satisfy or cancel all other Debt of Borrower reflected on the financial statements delivered to Lender and referred to in this Agreement and all other Debt incurred after the date hereof in accordance with the terms of such Debt.

6.9           Conduct of Business.  Continue to engage in the insurance business, and do all things necessary to preserve, renew, and keep in full force and effect such rights, patents, permits, licenses, franchises, and trade names necessary to continue its business. Borrower shall comply in all material respects with all Contractual Obligations applicable to it and its business and properties which are useful or necessary to the operation of its business.

6.10           Maintenance of Properties.  Keep these properties used in connection with, or useful to, its business in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto and comply with the provisions of all leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder.

6.11           Additional Documents.  Join Lender in executing any security agreements, assignments, consents, financing statements or other instruments, in form satisfactory to Lender, as Lender may from time to time request in connection with the Collateral and the other security for the Loan if consistent with the intent of this Agreement.

6.12           Notice to Lender.  Promptly notify Lender of: (a) any default or Event of Default, (b) the acceleration of the maturity of any Debt or Contractual Obligation; (c) a default in the performance of or compliance with any Requirement of Law, Environmental Regulation, or Contractual Obligation of Borrower, in each case which would reasonably be expected to result in a Material Adverse Effect; (d) any litigation, dispute, or proceeding that is pending or known by Borrower’s officers to be threatened against Borrower and that might involve a claim for damages or a request for injunctive, enforcement, or other relief that, if granted, might reasonably be expected to have a Material Adverse Effect on Borrower, or (e) a change in either the name or the principal place of business of Borrower or the office where its books and records are kept; (f) any change in its accounting methods, policies, or practices for financial reporting purposes or any material change in its accounting methods, policies, or practices for tax reporting purposes; and (g) a material adverse change in the business, operations, assets, property, or condition (financial or other) of Borrower. Borrower shall provide with each notice pursuant to this section details of the occurrence referred to in the notice and stating what action Borrower proposes to take with respect to it.

6.13           Dividends.  Except as otherwise provided by law, the Borrower shall (a) cause each of its Subsidiaries from time to time to pay cash dividends or make other distributions or payments in cash (directly or, through other Subsidiaries of the Borrower, indirectly) to the Borrower in amount that, taken together, are sufficient to permit the Borrower to (i) pay all principal of and any accrued interest in respect of the Loan and all other indebtedness or obligations of any and every kind owing by the Borrower to the Lender as the same shall become due and payable (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) and (ii) pay for all capital expenditures made by the Borrower, (b) cause each of its Insurance Subsidiaries to make payments in accordance with the terms of any service agreements with Borrower, and (c) cause each of its Insurance Subsidiaries to request on a timely basis regulatory approval to the extent necessary for such Subsidiary to pay such dividends or make such distributions or payments.  Except as may be provided by applicable law, there are no restrictions on the payment of dividends by Borrower, its subsidiaries.

6.14           Net Written Premiums to Statutory Surplus Ratio.  The Borrower shall cause the ratio of Net Written Premiums to policyholder’s surplus for all Insurance Subsidiaries, on an Additive Basis, as of the last day of each fiscal year of its Insurance Subsidiaries, to be no greater than 3.0:1.0.

6.15           Combined Ratio.  The ratio of Net Losses plus Insurance Operating Expenses to Net Premiums Written for all Insurance Subsidiaries, as of the last day of each fiscal year, on an Additive Basis, shall not exceed 106% for any one year or 100% for any two consecutive years based on the Annual Statements filed with the FOIR.

6.16           Actuarial Report.  Within one hundred fifty (150) days of Borrower’s fiscal year end, an Actuarial Report prepared by Milliman USA or such other independent actuary reasonably acceptable to the Lender and certified as to such Insurance Subsidiary’s (including AmComp Preferred’s) reserve position as of such fiscal year end by such independent actuary.  To the extent an Actuarial Report contains confidential information, the Lender agrees to abide to a mutually acceptable confidentiality agreement.

6.17           IRIS Test Results.  Within one hundred fifty (150) days of Borrower’s fiscal year end, a copy of the final report to each Insurance Subsidiary from the NAIC as to such Insurance Subsidiary’s status under the IRIS Tests.

6.18           Debt Service Coverage Ratio.  The Borrower shall maintain at all times a minimum Debt Service Coverage Ratio of 1.5:1.0 to be measured on an annual basis based on the annual financial statements submitted by Borrower to Lender.

6.19           Insolvency.  Borrower, after giving effect to the transactions contemplated hereby, at all times during the term of this Agreement will be Solvent.

7.           Negative Covenants.  Until the Obligations have been indefeasibly repaid in full and until Lender has no further obligation to make advances under the Loan, without the prior written consent of Lender, Borrower shall not:

7.1           Financing Statements.  Authorize any financing statement (except Lender's financing statements) to be on file with respect to the Collateral.  Financing statements will be permitted for any assets of the Borrower not defined as Collateral in this Agreement.

7.2           Liquidation, Merger or Consolidation.  Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or enter into any merger or consolidation, or acquire all or substantially all of the assets of any Person; or sell, lease, transfer or otherwise dispose of any of its assets, except sales in the ordinary course of its business.  Acquisitions by Borrower of future subsidiaries will be permitted by Lender in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Employers Merger shall not constitute a violation of this covenant.

7.3           Loans or Advances.  Make loans or advances to third parties except as contemplated by this Agreement in excess of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) in the aggregate without Lender’s consent.  For purposes of this paragraph, Subsidiaries of Borrower shall not be considered third parties.
7.4           Reserved.

7.5           Change in Business or Management.  Enter into any business which is substantially different from an insurance related business, change the name, identity, or corporate structure of Borrower, or dismiss Frederick R. Lowe or Debra Cerre-Ruedisili from their managerial responsibilities without the written consent of Lender which shall not be unreasonably withheld. Notwithstanding the foregoing, the Employers Merger will not be a violation of the covenant, and in the event of such merger, change in management involving Frederick R. Lowe or Debra Cerre-Ruedisili shall not constitute a violation of this covenant.

7.6           Liquidate, Dissolve or Suspend Business.  Liquidate, dissolve or voluntarily suspend business for more than a specified number of days (as determined by Lender).

7.7           Guaranty.  In individual transaction amount exceeding $1,000,000.00, guarantee or otherwise in any way become responsible for the indebtedness or obligations of any other third party entity or person without prior written consent of Lender. Subsidiaries of Borrower shall not be considered third party entities.

8.           Additional Representations, Covenants, and Agreements Relating to Collateral.

8.1           Affirmation of Representations.  Each request for a loan or advance made by Borrower pursuant to this Agreement or any of the other Loan Documents shall constitute (i) an automatic representation and warranty by Borrower to Lender that there does not then exist any default or Event of Default and (ii) a reaffirmation as of the date of said request that all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true in all material respects except to the extent if a particular representation or warranty relates to a particular date or time it shall only be required to be true in all material respects as of such date or time, except for any changes in the nature of Borrower's business or operations that would render the information contained in any exhibit attached hereto either inaccurate or incomplete, so long as Lender has consented to such changes or such changes are expressly permitted by this Agreement.

8.2           Reserved.

8.3           Discharge of Taxes and Liens.  At its option and after prior written notice to Borrower, Lender may discharge taxes, Liens, security interests, or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral. Borrower agrees to reimburse Lender, on demand, for any payment made or expense incurred by Lender pursuant to the foregoing authorization, including, without limitation, attorneys' fees.

8.4           Complete Records.  Borrower will at all times keep accurate and complete records of the Collateral, and Lender or its agents shall have the right to call at Borrower's place or places of business at intervals to be determined by Lender (but no more than two times per year unless there is an Event of Default), upon reasonable notice and during Borrower's regular business hours, and without hindrance or delay, to inspect and examine the Inventory and to inspect, audit, check, and make abstracts from the books, records, journals, orders, receipts, computer printouts, correspondence, and other data relating to the Collateral or to any other transactions between the parties hereto. Lender will keep all records of Borrower confidential.

8.5           Uniform Commercial Code Financial Statement.  Borrower agrees that a financial statement with respect to the Collateral may be filed by Lender.

9.           Events of Default.   The occurrence of any one or more of the following events shall constitute an Event of Default (unless and except to the extent that the same is cured to the satisfaction of Lender within the applicable cure period, if any, or, at the sole discretion of Lender, at any time thereafter):

9.1           Payment Default.  If Borrower: (a) shall fail to make any payment of any installment of principal on the Note when the same shall become due and payable, whether at stated maturity, by declaration, upon acceleration in accordance with the terms hereof or thereof, or otherwise, and such default shall continue for fifteen (15) days; or (b) shall fail to make any payment of any installment of interest on the Note or any fees or charges or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith or therewith, when the same shall become due and payable, and such default shall continue for fifteen (15) or more days; or

9.2           Fees and Expenses.  If Borrower shall fail to pay when due any expense, fee or charge provided for in this Agreement or the Loan Documents when the same shall become due and payable, and such default shall continue for fifteen (15) or more days; or

9.3           Other Defaults.  If Borrower fails to perform, keep or observe any other covenant, agreement or provision of the Note or of this Agreement or of any other Obligation or if there is a default in any Loan Document, Note or Obligation, and such default shall continue unremedied for a period of at least thirty (30) days after the earlier of a responsible officer of the Borrower or Guarantor becoming aware of such default or written notice thereof by the Lender; provided, however, that in the event the Borrower can not complete the cure of any such default within such thirty (30) day period, the Borrower shall have an additional period, not to exceed sixty (60) days, to cure such default, on the condition that the Borrower has commenced such cure during the initial thirty (30) day period and thereafter diligently pursues the cure of such default to completion; or

9.4           Representations False.  If any warranty, representation, or other statement made or furnished to Lender by or on behalf of Borrower or in any of the Loan Documents proves to be false or misleading in any material respect when made or furnished; or

9.5           Financial Difficulties.  If Borrower shall be involved in financial difficulties as evidenced.

(a)           by its admission in writing of its inability to pay its debts generally as they become due or of its ceasing to be Solvent;

(b)           by its commencing a voluntary case under the United States Bankruptcy Code or any similar law regarding debtor's rights and remedies or an admission seeking the relief therein provided;

(c)           by its making a general assignment for the benefit of its creditors; or

(d)           by its voluntarily liquidating or terminating operations or applying for or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets; or

9.6           Involuntary Proceedings.  If without its application, approval, or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of Borrower any remedy under the federal Bankruptcy Code, the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of such Person, or of all or any substantial part of the assets of such Person, or other like relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, which results in the entry of an order for relief or such adjudication or appointment remains undismissed or undischarged for a period of sixty (60) days; or

9.7           Reserved.

9.8           Default on Other Obligations.  If Borrower or any Affiliate of Borrower defaults under the Restated Loan Agreement, as may be amended, modified or restated from time to time, by and between Borrower and Lender; or

9.9           Judgments.  If a final judgment for the payment of money in an amount no less than $500,000.00 shall be rendered against Borrower and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, unless such judgment is fully covered by collectible insurance or bond; or

9.10           Actions.  If Borrower shall be convicted under any law; or

9.11           Collateral.  If a creditor of Borrower shall obtain possession of any of the Collateral by any legal means; or

9.12           Priority of Security Interest.  If any security interest or Lien of Lender hereunder or under any other Security Agreement shall not constitute a perfected security interest of first priority in the Collateral thereby encumbered, subject only to Permitted Liens.

On the occurrence of any Event of Default, Lender or the holder of the Note may at its option proceed to protect and enforce its rights by suit in equity, action at law and/or the appropriate proceeding either for specific performance of any covenant or condition contained in the Note or in any Loan Document, and/or declare the unpaid balance of the Loan and Note together with all accrued interest to be forthwith due and payable, and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived.

Without limiting the foregoing, upon the occurrence of any Event of Default, and at any time thereafter, Lender shall have the rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) in addition to the rights and remedies provided herein or in any other instrument or document executed by Borrower.

In addition to any other remedy available to it, Lender shall have the right to the extent provided by law, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the Collateral and any costs and expenses incurred by Lender in connection with such receivership shall bear interest at the Default Rate.

10.           Indemnification.    Borrower agrees to defend, indemnify and hold harmless Lender, its directors, officers, employees, accountants, attorneys, and agents (the “Indemnitees”) from and against any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs and expenses (including attorneys' fees and costs of court) of any kind whatsoever arising out of or relating to any breach or default by Borrower or any other Person under this Agreement or any Loan Document or the failure of Borrower to observe, perform or discharge Borrower’s duties hereunder or thereunder. Without limiting the generality of the foregoing, Borrower's obligation to indemnify Lender shall include indemnity from any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs, and expenses arising out of or in connection with the activities of Borrower, its predecessors in interest, third parties who have trespassed on Borrower’s property, or parties in a contractual relationship with Borrower, whether or not occasioned wholly or in part by any condition, accident or event caused by an act or omission of the Indemnitees, which: (a) arise out of the actual, alleged or threatened discharge, dispersal, release, storage, treatment, generation, disposal, or escape of radioactive materials, radioactivity, pollutants or other toxic or hazardous substances, including any solid, liquid, gaseous, or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals, and waste (including materials to be recycled, reconditioned or reclaimed); or (b) actually or allegedly arise out of the use, specification, or inclusion of any product, material, or process containing chemicals or radioactive material, the failure to detect the existence or proportion of chemicals or radioactive material in the soil, air, surface water or groundwater, or the performance or failure to perform the abatement of any pollution source or the replacement or removal of any soil, water, surface water, or groundwater containing chemicals or radioactive material; or (c) arises out of or relates to breach by Borrower of any of the provisions of the Environmental Matters section of this Agreement.

11.           Miscellaneous.

11.1           Costs and Expenses.  Borrower shall bear all expenses of Lender (including reasonable fees and expenses of its counsel, subject to the terms of the letter regarding attorney fees dated of even date herewith by and between Winderweedle, Haines, Ward & Woodman, P.A. and the Borrower) in connection with the preparation of this Agreement and the Loan Documents, and the issuance and delivery of the Note to Lender and also in connection with any amendment or modification thereto. Borrower agrees to indemnify and save Lender harmless against all broker's and finder's fees whose services have been retained or utilized by or through Borrower, if any.  If at any time or times hereafter, whether before or after the occurrence of an Event of Default, Lender employs counsel to advise or provide other representation with respect to this Agreement, or to collect the balance of the Loan, or to take any action in or with respect to any suit or proceeding relating to this Agreement or any of the Loan Documents, or to protect, collect, or liquidate the Collateral or to attempt to enforce any security interest or Lien granted to Lender by Borrower then in any such events, then the prevailing party in any such proceeding shall be entitled to recover from the other, all of the reasonable attorneys' fees arising from such services and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrower payable on demand of Lender. Without limiting the foregoing, Borrower shall pay or reimburse Lender for all recording and filing fees, intangibles taxes, documentary and revenue stamps, other taxes or other expenses and charges payable in connection with this Agreement, the Note or any Loan Document, or the filing of any Loan Document, financing statements or other instruments required by Lender in connection with the Loan.

11.2           Waivers of Provisions.  All amendments of this Agreement and all waivers and suspensions by Lender of any provision of this Agreement or of the Loan Documents and all waivers and suspensions by Lender of any default or Event of Default hereunder shall be effective only if (i) in writing and signed by a duly authorized representative of Lender and (ii) accompanied by such fees and charges as may be imposed by Lender in connection with the amendment. The fees may include out-of-pocket expenses incurred by Lender in administration of the Loan or in evaluation of the proposed waiver, amendment or suspension, as well as additional facility fees and administrative fees that may be required by Lender in connection with Borrower's request. The fees may include additional compensation to Lender for the extension of the credit facilities represented by the Loan. Any such amendment, waiver, or suspension may be granted only in the sole discretion of Lender.

11.3           Actions Not Constituting a Waiver.  Neither (i) the failure at any time or times hereafter to require strict performance by Borrower of any of its provisions, warranties, terms and conditions contained in this Agreement or any other agreement, document or instrument now or hereafter executed by Borrower, and delivered to Lender, nor (ii) the failure of Lender to take action or to exercise its remedies with respect to any default or Event of Default hereunder, nor (iii) any delay or omission of Lender to exercise any right, remedy, power, or privilege hereunder after the occurrence of a default or Event of Default, shall act to waive, affect, or diminish any right of Lender to demand strict compliance with the terms of this Agreement or to exercise remedies with respect to any default or Event of Default.

11.4           Headings: Exhibits.  Except for the definitions set forth in this Agreement, the headings of the articles, sections, paragraphs and subdivisions of this Agreement are for convenience of reference only, are not to be considered a pan hereof, and shall not limit or otherwise affect any of the terms hereof. Unless otherwise expressly indicated, all references in this Agreement to a section or an exhibit are to a section or an exhibit of this Agreement. All exhibits referred to in this Agreement are an integral part of it and are incorporated by reference in it.

11.5           Right of Setoff.  Upon and after the occurrence of any Event of Default, Lender may, and is hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by applicable laws, and without advance notice to Borrower (any such notice being expressly waived by Borrower), setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by Lender to, or for the credit or the account of, Borrower against any or all of the Obligations of Borrower now or hereafter existing whether or not such Obligations have matured and irrespective of whether Lender has exercised any other rights that it has or may have with respect to such Obligations, including, without limitation, any acceleration rights. The aforesaid right of setoff may be exercised by Lender against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by Lender prior to the making, filing or issuance, or service upon Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver or issuance of execution, subpoena, order or warrant. Lender agrees to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this Section are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.  Notwithstanding the foregoing, if the Borrower provides reasonable evidence that any sums set off by Lender were funds being held by Borrower for or on behalf of its Insurance Subsidiaries, Lender will disgorge those funds and reverse the set off to the extent of those funds.

11.6           Survival of Covenants.  All covenants, agreements, representations and warranties made herein and in certificates or reports delivered pursuant hereto shall be deemed to have been material and relied on by Lender, notwithstanding any investigation made by or on behalf of Lender, and shall survive the execution and delivery to Lender of any Note or Loan Document.

11.7           Addresses.  Any notice or demand which by any provision of this Agreement is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes by being delivered in person or by facsimile to the party to whom the notice or demand is directed or by being sent as first class mail, postage prepaid, to the following address:

If to Borrower:	701 U.S. Highway 1, Suite 200 North Palm Beach, Florida 33408

With a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: David J. Adler Facsimile: (212) 451-2222

or if any other address shall at any time be designated by Borrower in writing to the holders of record of the Note at the time of such designation to such other address;

If to Lender:	111 N. Orange Avenue, Suite 1585 Orlando, Florida 32801

or if any other address shall at any time be designated in writing to Borrower, to such other address.

11.8           Cross Default.  The Borrower has executed and delivered to the Lender that certain Restated Loan Agreement, certain related promissory notes, security instruments and loan documents, all of which shall hereinafter be collectively referred to as the “Other Obligations."  Any default in the payment of principal or interest of this Agreement shall constitute a default in the terms and conditions of all Other Obligations, entitling the Lender to the remedies for default provided therein.  Any default in the payment of principal or interest of any Other Obligations shall constitute a default under this Agreement, entitling the Lender to the remedies for default provided herein.

11.9           Benefits.  All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Borrower may not assign any of its rights or obligations hereunder without the prior written consent of Lender.

11.10           Controlling Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida; provided, however, that if any of the Collateral shall be located in any jurisdiction other than Florida, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Lender's lien upon such Collateral and the enforcement of Lender’s other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of Florida.  Any legal action regarding this Agreement may be brought in the Courts of the State of Florida in Palm Beach County, Florida or of the United States for the Southern District of Florida.

11.11           Miscellaneous.  Time is of the essence with respect to this Agreement.  This Agreement and the instruments and agreements referred to herein or called for hereby supersede and incorporate all representations, promises, and statements, oral or written, made by Lender in connection with the Loan. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument. Any provision in this Agreement which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provisions hereof.

11.12           Reserved.

11.13           Limitation of Grant.  Nothing in this Agreement, whether express or implied, is intended or should be construed to confer upon, or to grant to, any person, except Lender and Borrower, any right, remedy, or claim under or because of either this Agreement or any provision of it. The rights, duties, and obligations of Borrower under this Agreement are not assignable or delegable.

11.14           Confidentiality.  Lender shall use reasonable efforts to maintain the confidentiality of trade secret information furnished to Lender regarding Borrower's business operations, except to the extent that disclosure of this information is required by law, by a court of competent jurisdiction, or in the course of Lender's enforcement of its remedies under this Agreement.

11.15           Participation.  Borrower acknowledges that Lender may, at its option, sell participation interests in the Loan to participating banks. The amounts of any such participations shall be determined solely by Lender. Borrower agrees with each present and future participant in the Loan, the names and addresses of which will be furnished to Borrower, that if an Event of Default should occur, each present and future participant shall have all of the rights and remedies of Lender with respect to any deposit due from any participant to Borrower but shall not have further additional remedies independent from Lender which would subject Borrower to multiple lawsuits. The execution by a participant of a participation agreement with Lender, and the execution by Borrower of this Agreement, regardless of the order of execution, shall evidence an agreement between Borrower and said participant in accordance with the terms of this Section.

11.16           Late Fee for Financial Statements.  Borrower acknowledges and agrees that if any of the financial information required by this Agreement is not provided to Lender within the time limits provided in this Agreement, Lender may, at its option, charge a late fee to the Borrower in an amount not to exceed $500.00.  The imposition and payment of a late fee shall not constitute a waiver of Lender’s rights with respect to the default.

11.17           Reserved.

11.18           Compliance with Loan Documents.  Borrower acknowledges and agrees that its timely and complete compliance with all of the terms and conditions contained in the documents evidencing and securing the loan obligation is material consideration for the loan.  Borrower’s failure to timely and completely comply with any material term and condition contained in the documents evidencing and securing the loan is, at Lender's option, an event of default under the loan.  In addition to all other rights and remedies Lender has, Lender may, in its sole discretion, elect to waive such default or to forbear to exercise its rights and remedies for such default and may charge Borrower a fee for agreeing to do so.

11.19           Waiver of Trial By Jury.  The Borrower and the Lender knowingly, voluntarily and intentionally waive the right any of them may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with the Loan Documents and any agreement contemplated to be executed in conjunction therewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party.  This provision is a material inducement for the Lender entering into the loan evidenced by the Loan Documents.

11.20           NOTICE OF FINAL AGREEMENT.  THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, each of Borrower and Lender has caused this instrument to be executed by its duly authorized officer.

AMCOMP INCORPORATED,
a Delaware corporation

By:	/s/ Kumar Gursahaney
Kumar Gursahaney,
Chief Financial Officer

“Borrower”

REGIONS BANK,
an Alabama banking corporation

By:	/s/ Hans C. Hurst
Name:	Hans C. Hurst
Title:	Senior Vice President

“Lender”